Exhibit 10.11

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Strategic Cooperation Agreement

Party A: Guangxi Yulin Kingtitan Technology Co., Ltd.

Address: Guangxi Yulin Kingtitan Technology Park, North Industrial Park, Yulin, Guangxi, China

Party B: Dongguan Haopai Intelligent Technology Co., Ltd.

Address: 4/F, left side of Cai Si Company, No.2 Ludong Road, Qingxi Town, Dongguan City, Guangdong Province, China

Adhering to the complementary advantages, cooperation and win-win purpose, based on good trust and strategic long-term development considerations, through close cooperation between the two sides, to establish a solid mutual benefit and win-win, sustainable development of the strategic partnership. To help both sides to further enhance the overall operational efficiency, reduce operating costs, improve and enhance the efficiency of the sales link of air-free environmentally friendly open tires, so that Party A further close to the market, timely grasp of market dynamics, to enhance the company’s products, market exposure rate and market share for the two sides of the future market expansion strategy and to obtain a larger market share, for both sides to create greater commercial value and social benefits to achieve the following agreement:

1.	Party A will provide Party B with the company’s entire product line at the best price and will make every effort to provide Party B with the best and latest products. Party B will sell the products under Party A’s target price. Party B in Party A’s target price for sales, timely feedback to Party A market information and demand for Party A to adjust sales strategy and better meet market demand.

2.	Party B according to market demand in a simple and fast way through the purchase order to Party A order, briefly order the product name, model specifications, quantity, color, or special delivery conditions on the order explicitly.

3.	Party A received Party B’s order, such as non-special order or other requirements, generally within three working days to prepare the goods, and then in accordance with Party B’s designated time and address to ship to meet customer demand in a timely manner.

4.	Party B received the goods immediately after acceptance, if there is any problem timely feedback to Party A, delivery of goods with problems confirmed by Party A is Party A’s responsibility, Party B in the next order to put forward the demand for spare parts, Party A will be with the next order with the provision of spare parts.

5.	Payment and settlement: Transactions that take place in the current month will be paid by the end of the following month.

6.	Intellectual property protection: Both parties are obliged to maintain the intellectual property rights of the subject products, such as in the case of intellectual property disputes over the subject products, Party A is obliged to take the initiative to safeguard intellectual property rights, Party B is obliged to give Party A relevant assistance.

GUANGXI YULIN KINGTITAN TECHNOLOGY CO,. LTD.

7.	Both parties shall keep each other’s products, technology, business price agreements and other contents strictly confidential, whether during or after the contract period, both parties are obliged to strictly guard all the trade secrets of the other party, such as unilateral disclosure of the other party’s trade secrets and products and technology of all the consequences arising from the disclosure of the other party independently bear the legal responsibility if the other party to the loss, but also to compensate for the other party’s resulting economic losses, and the right to reserve the right to legal action. If any loss is caused to the other party, the leaking party shall compensate the other party for the economic loss caused by it, and has the right to reserve the right of legal action.

8.	Matters not covered in this agreement shall be resolved by mutual agreement.

9.	This agreement shall be signed in duplicate, one for each party.

Party A (seal): /s/ Guangxi Yulin Kingtitan Technology Co., Ltd

Address: : Guangxi Yulin Kingtitan Technology Park, North Industrial Park, Yulin, Guangxi, China

Authorized agent: /s/ Weiqiang CHEN

Tel: [*]

Signing date: August 9, 2020

Party B (seal): /s/ Dongguan Haopai Intelligent Technology Co., Ltd.

Address: 4/F, left side of Cai Si Company, No.2 Ludong Road, Qingxi Town, Dongguan City, Guangdong Province, China

Authorized agent: /s/ Runxin CHEN

Tel: [*]

Signing date: August 9, 2020